                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ST. JOSEPH LIGHT & POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]
                                                           TERRY F. STEINBECKER
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


----------------------------
         ST. JOSEPH
----------------------------
       LIGHT & POWER
----------------------------
          COMPANY
----------------------------

                                 April 9, 1999

Fellow share owners:

     You are cordially invited to attend the Annual Meeting of Share owners on Wednesday, May 19, 1999 at 9:00 a.m. local time. The meeting will be held at the Albrecht-Kemper Museum of Art, 2818 Frederick Ave., St. Joseph, Missouri. Enclosed are proxy materials for your consideration. THE COMPANY'S PROPOSED MERGER WITH UTILICORP UNITED INC. WILL NOT BE A TOPIC OF DISCUSSION FOR THIS MAY 19 MEETING.

     A SEPARATE, SPECIAL MEETING OF SHARE OWNERS WILL BE HELD THIS SUMMER COVERING THE APPROVAL OF THE MERGER. YOU WILL RECEIVE SEPARATE PROXY MATERIALS IN A FEW WEEKS FOR THAT MEETING.

     As always, we appreciate your continuing support and interest and if you have any questions or concerns about the share owners meeting coming up, or other matters involving your Company, please call our investor relations department at 1-800-367-4562.

                                       Sincerely,

                                       [SIGNATURE]
----------------------------
    520 FRANCIS STREET
----------------------------
        P.O. BOX 998
----------------------------
       ST. JOSEPH, MO
----------------------------
         64502-0998
----------------------------
        816-387-6200
----------------------------
      FAX 816-387-6332
----------------------------

                                     [LOGO]

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998
                        ST. JOSEPH, MISSOURI 64502-0998

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 19, 1999
                            ------------------------

    The Annual Meeting of Shareholders of St. Joseph Light & Power Company will be held at The Albrecht-Kemper Museum of Art, 2818 Frederick Avenue, St. Joseph, Missouri, at 9 o'clock A.M., local time, on May 19, 1999 for the following purposes:

    (1) To elect three Class III directors to serve until the 2002 Annual Meeting of Shareholders and until their successors have been elected and qualified;

    (2) To approve the appointment of Arthur Andersen LLP as independent auditors for 1999; and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of Common Stock of record at the close of business on April 1, 1999 are entitled to notice of and to vote at the meeting or any adjournments thereof.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

                                           By Order of the Board of Directors:

                                                      GARY L. MYERS
                                                 Vice President, General
                                                  Counsel and Secretary

St. Joseph, Missouri
April 9, 1999

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998
                        ST. JOSEPH, MISSOURI 64502-0998
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1999

                                  INTRODUCTION

    ST. JOSEPH LIGHT & POWER COMPANY HAS ENTERED INTO A MERGER AGREEMENT WITH UTILICORP UNITED INC. APPROVAL OF THE MERGER WILL NOT BE CONSIDERED AT THE MAY 19, 1999 ANNUAL MEETING OF SHAREHOLDERS. A SEPARATE SET OF PROXY MATERIALS WILL BE MAILED IN THE NEAR FUTURE FOR A SPECIAL MEETING OF SHAREHOLDERS TO CONSIDER THE MERGER.

                              GENERAL INFORMATION

    The accompanying proxy is solicited by the Board of Directors of St. Joseph Light & Power Company and is for use at the Annual Meeting of Shareholders on May 19, 1999 and any adjournments thereof. This proxy statement and the form of proxy will be first sent or given to shareholders on or about April 9, 1999.

    A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by executing a proxy bearing a later date which is voted at the meeting or by attending the meeting and either voting in person or revoking the proxy by verbal or written notice to the Secretary. Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of the named Class III director nominees and for the approval of Arthur Andersen LLP as independent auditors. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon at their discretion.

    The solicitation will be made primarily by mail, but shareholders may be solicited personally or by telephone by employees or agents of the Company who will not receive special compensation for such services. All costs of soliciting proxies will be borne by the Company. Upon request, brokers and nominees will be reimbursed for reasonable out-of-pocket expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock.

    The Board of Directors has fixed the close of business on April 1, 1999 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders on May 19, 1999 and any adjournments thereof. As of April 1, 1999, there were 8,171,301 shares of Common Stock outstanding and entitled to vote. Each such share is entitled to one vote on all matters brought before the meeting. Any shares held in the Automatic Dividend Reinvestment and Optional Cash Payment Plan will be voted in accordance with the direction given on the proxy.

                               VOTING INFORMATION

    If a quorum is present, the affirmative vote of a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting is required to elect each Class III director. Accordingly, withholding authority to vote for a director nominee will not prevent such nominee from being elected. In accordance with the Missouri General and Business Corporation Law, the Company's Bylaws do not permit cumulative voting in the election of directors.

    For each matter other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares entitled to vote on such matter and represented in person or by proxy at the meeting is required for approval of such matter. Accordingly, an abstention with respect to such matter will be treated as a vote against such matter.

    If a proxy is marked to indicate that all or a portion of the shares represented by such proxy are not being voted with respect to one of the matters to be considered at the meeting, such non-voted shares will not be considered present and entitled to vote on such matter. Accordingly, non-voted shares with respect to a matter will not affect the outcome of such matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

    The Restated Articles of Incorporation (the "Articles") of the Company provide that members of the Company's Board of Directors shall be divided into three classes with each Class term to be for three years. The terms of the three directors in Class III expire at the 1999 Annual Meeting.

    The Board of Directors, upon the recommendation of its Nominating Committee, has nominated Deborah A. Beck, Robert L. Simpson and Gerald R. Sprong for election to the Board of Directors to serve as members of Class III until the 2002 Annual Meeting of Shareholders and upon election and qualification of their successors. If, however, the shareholders approve the merger with UtiliCorp United Inc. at a special meeting of shareholders to be held in the near future, then this Class III term will likely not extend to the year 2002 Annual Meeting. Ms. Beck is presently a member of the Board who was appointed by the Board of Directors in November 1997 to fill a vacancy on the Board. Messrs. Simpson and Sprong are presently members of the Board and were elected to the office by vote of the shareholders.

    All proxies will be voted for the nominees below to serve as Class III directors, unless authority to do so is withheld. If a nominee becomes unavailable for election to the Board of Directors, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

    The following information is supplied for each person nominated for election as a director, as well as each person whose term of office as a director will continue after the meeting. Each nominee and continuing director has been engaged in his principal occupation for at least the last five years unless otherwise noted.

                                                                                                        DIRECTOR
                                                                                                      CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                   AGE       SINCE
----------------------------------------------------------------------------------------------  ---  ---------------
Class III -- Nominees for Term Expiring in 2002:

  Deborah A. Beck.............................................................................  51           1997

    Senior Vice President of Insurance Operations, Northwestern Mutual Life Insurance Company
      (insurance company), Milwaukee, Wisconsin.

  Robert L. Simpson...........................................................................  65           1983

    General Partner, St. Joseph Riverboat Partners (riverboat casino), St. Joseph, Missouri since 1994. Consultant, Hawthorn Financial Corporation doing business as Burnham Colman
      McMurray Hatten & Squires (insurance brokers), St. Joseph, Missouri from 1993 to 1996.

  Gerald R. Sprong............................................................................  65           1976

    President and Chief Executive Officer, The Morris Plan Company of St. Joseph (financial management and lending), St. Joseph, Missouri; Director, Chairman and Chief Executive
      Officer, First Savings Bank, F.S.B., Manhattan, Kansas; President and Chief Executive
      Officer, Noble Properties of Iowa, L.L.C. (ownership & management of hotels), Des
      Moines, Iowa since 1996.

Class II -- Continuing Directors for Term Expiring in 2001:

  John P. Barclay, Jr.........................................................................  69           1974

    Chairman, President and Chief Executive Officer, Wire Rope Corporation of America, Inc.
      (manufacturer and distributor of wire rope and wire rope products), St. Joseph,
      Missouri.

  William J. Gremp............................................................................  56           1995

    Managing Director and Senior Vice President, First Union Capital Markets Group (banking),
      Charlotte, North Carolina since 1996; Manager and Managing Director, The Chase Manhattan
      Bank Global Power Division, New York, New York from 1989 to 1996; Director, Protection
      One, Culver City, California.

  David W. Shinneman..........................................................................  60           1994

    President, Shinneman Management Company (owner and operator of McDonald's restaurants),
      St. Joseph, Missouri.

Class I -- Continuing Directors for Term Expiring in 2000:

  Daniel A. Burkhardt.........................................................................  51           1988

    Principal, The Jones Financial Companies (investment banking and retail securities firm),
      St. Louis, Missouri; Director, CIP Management, Inc., St. Louis, Missouri; Director,
      Semco Energy Inc., Port Huron, Michigan.

                                                                                                        DIRECTOR
                                                                                                      CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                   AGE       SINCE
----------------------------------------------------------------------------------------------  ---  ---------------
  James P. Carolus............................................................................  48           1989

    President and Chief Executive Officer, Hillyard Industries, Inc. (manufacturer of maintenance cleaning products), St. Joseph, Missouri.

  Terry F. Steinbecker........................................................................  53           1985

    President and Chief Executive Officer of the Company, St. Joseph, Missouri.

------------------------

    The Company has transactions in the ordinary course of business with firms, including borrowings from banks, in which various members of its Board of Directors hold directorships.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

    The Executive Committee was established in January 1987 and has held no meetings to date. The Executive Committee is empowered generally to act on any item upon which the full Board may act with the exception of the declaration of dividends. Messrs. Barclay, Carolus, Simpson, Sprong and Steinbecker comprise the Executive Committee.

    The Audit Committee reviews the work of the independent auditors. Its functions are to: recommend to the Board of Directors independent auditors to be selected; discuss with the independent auditors the scope and results of their audit; discuss with the independent auditors and management the Company's accounting principles, policies and practices and its reporting policies and practices; and discuss with the independent auditors and internal auditors the adequacy of the Company's internal accounting controls and the Company's financial matters. The Audit Committee held two meetings in 1998. Messrs. Barclay, Burkhardt, Gremp, and Simpson comprise the Audit Committee.

    The Compensation Committee reviews management's evaluation of the performance of Company officers and officers' compensation arrangements; recommends to the Board at each annual meeting of the Board a slate of officers to be elected for the following year and the compensation level of each; and recommends the compensation to be paid to outside directors for the following year. The Compensation Committee held six meetings in 1998. Ms. Beck and Messrs. Carolus, Shinneman and Sprong comprise the Compensation Committee.

    The Nominating Committee establishes criteria and procedures for the election of directors; reviews management's evaluation of any officers proposed for nomination to the Board; reviews the qualifications of and, when necessary and appropriate, interviews candidates who may be proposed for nomination; recommends to the full Board not less than 90 days prior to each Annual Meeting of Shareholders directors to be elected at such Annual Meeting of Shareholders; recommends to the Board any changes in the structure, size or function of the Board as such Committee deems appropriate; and performs such other duties in connection with the election or termination of directors as the Board may request. The Nominating Committee held one meeting in 1998. Although the Committee does not actively solicit recommendations from shareholders, the Board of Directors has adopted procedures whereby shareholders may nominate candidates for positions on the Board of Directors. These procedures are contained in the Company's Bylaws and, among other requirements contained therein, require the shareholder making the nomination to do so in writing to the Company's corporate secretary at least 30 days but no more than 90 days prior to the anniversary date of the record date for the determination of shareholders entitled to vote in the immediately preceding Annual Meeting of Shareholders. Any nomination made in accordance with such procedures will be considered by the Committee. Ms. Beck and Messrs. Carolus, Shinneman and Simpson comprise the Nominating Committee.

    The Strategic Planning Committee reviews management's strategic planning processes; reviews the Company's annual Strategic Plan; provides input concerning specific strategies to provide long-term growth; meets with management to discuss the Strategic Plan and to monitor management's progress; and makes an annual report to the Board of Directors. The Strategic Planning Committee held five meetings in 1998. Messrs. Barclay, Burkhardt, Gremp and Sprong comprise the Strategic Planning Committee.

    All outside directors are compensated for services as a director at the rate of $1,000 per month plus $600 for each board meeting attended. Each outside director also receives $600 for attendance at each meeting of a board committee of which he or she is a member. In addition, on the date of each Annual Meeting of Shareholders each person who is an outside director immediately after the meeting is granted a stock option to purchase 2,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant. Each option is fully exercisable on its date of grant and expires ten years after its date of grant. Also, each outside director is granted a restricted stock award for 1,000 shares of Common Stock at the time of the director's election or reelection to the Board of Directors. The restriction period on the restricted stock award expires on the first to occur of the third anniversary of the date of grant and the date the holder of the award ceases to serve as a director.

    The Board of Directors held six regular meetings in 1998 and six special meetings. During 1998, all members of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board and of meetings of committees on which they served. Also, each member of the Board of Directors has entered into an Indemnification Agreement providing for indemnification of the director in the event of settlement of a claim or lawsuit arising out of the performance of the respective director's duties.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table indicates beneficial ownership of Common Stock as of April 1, 1999 of directors, nominees for director and executive officers named in the Summary Compensation Table below and directors and executive officers as a group and as of December 31, 1998 for BANK ONE CORPORATION.

                                                                           AMOUNT AND NATURE OF
                                                                           BENEFICIAL OWNERSHIP
                                  NAME                                              (1)             PERCENT OF CLASS
------------------------------------------------------------------------  -----------------------  -------------------
John P. Barclay, Jr.....................................................            22,900                       (2)
Deborah A. Beck.........................................................             3,500                       (2)
Daniel A. Burkhardt.....................................................            23,067                       (2)
James P. Carolus........................................................            23,312                       (2)
William J. Gremp........................................................            10,169                       (2)
Gary L. Myers...........................................................             8,169                       (2)
David W. Shinneman......................................................            12,578                       (2)
Robert L. Simpson.......................................................            25,000                       (2)
Gerald R. Sprong........................................................            25,688                       (2)
Terry F. Steinbecker....................................................            20,830                       (2)
Larry J. Stoll..........................................................            16,236                       (2)
John A. Stuart, Jr......................................................             7,283                       (2)
Dwight V. Svuba.........................................................            10,162                       (2)
All directors and executive officers as a group.........................           208,894                    2.6
BANK ONE CORPORATION....................................................           414,655                    5.1(3)
  One First National Plaza
  Chicago, Illinois 60670

------------------------

(1) Except as set forth in Note 3 below, in each case the individual and each member of the group has sole voting and investment discretion with respect to the shares beneficially owned by such individual or member. The individuals and the group have options to purchase the following number of shares of Common Stock: Mr. Barclay, 20,000; Ms. Beck, 3000; Mr. Burkhardt, 20,000; Mr. Carolus, 20,000; Mr. Gremp, 8000; Mr. Shinneman, 10,000; Mr.
    Simpson, 20,000; and Mr. Sprong, 20,000.

(2) Less than one percent.

(3) BANK ONE CORPORATION has sole voting and investment discretion as to all reported shares except for 4800 shares as to which BANK ONE CORPORATION has shared dispositive power.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information of the President and Chief Executive Officer and the four other most highly compensated executive officers during 1998 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   -------------
                                                                                      PAYOUTS
                                                                                   -------------
                                                            ANNUAL COMPENSATION        LTIP
                                                          -----------------------     PAYOUTS          ALL OTHER
         NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)   BONUS ($)      ($)(A)      COMPENSATION ($)(B)
---------------------------------------------  ---------  ----------  -----------  -------------  -------------------
T. F. Steinbecker............................       1998  $  221,009   $  47,408     $       0         $   7,577
  President and Chief                               1997     212,100      70,676             0             6,225
  Executive Officer                                 1996     208,325      55,676        88,099             5,614

G. L. Myers..................................       1998     129,299      20,790             0             4,518
  Vice President --                                 1997     125,000      26,250             0             3,453
  General Counsel &                                 1996     123,334      26,250        30,181             4,006
    Secretary

L. J. Stoll..................................       1998     130,495      20,790             0             4,488
  Vice President --                                 1997     128,100      26,901             0             3,537
  Finance, Treasurer &                              1996     128,100      26,901        36,808             4,149
    Assistant Secretary

J. A. Stuart, Jr.............................       1998     125,302      20,003             0             4,371
  Vice President --                                 1997     122,600      25,746             0             2,487
  Customer Services                                 1996     119,957      25,746        30,181             3,905

D. V. Svuba..................................       1998     126,961      20,003             0             6,049
  Vice President --                                 1997     126,900      32,649             0             4,523
  Energy Supply                                     1996     125,013      26,649        34,686             4,541

------------------------

(A) As of December 31, 1998, the value and number of restricted shares held by the named executive officers were as follows: $102,782 for Mr.
    Steinbecker -- 5730 shares; $35,211 for Mr. Myers -- 1963 shares; $42,942 for Mr. Stoll -- 2394 shares; $35,211 for Mr. Stuart -- 1963 shares; and $40,467 for Mr. Svuba -- 2256 shares, without giving effect to the diminution in value attributable to the restrictions on such shares. Dividends are paid on these restricted shares at the same rate and at the same time as on shares of Common Stock.

    As of December 31, 1998, the value and number of performance-based restricted shares awarded under the Long-Term Incentive Plan (the "1994 Plan") were as follows: $278,175 for Mr. Steinbecker -- 15,508 shares; $109,311 for Mr. Myers -- 6094 shares; $112,002 for Mr. Stoll -- 6244 shares; $107,195 for Mr. Stuart -- 5976 shares; and $110,926 for Mr.
    Svuba -- 6184, without giving effect to the diminution in value attributable to the performance criteria and restrictions on such shares. Dividends are not paid on these shares of restricted stock so long as they are subject to performance-based conditions.

(B) The amounts shown in this column for the last fiscal year are derived as follows: Mr. Steinbecker -- $2,247 Company-paid term life insurance premium in excess of $50,000 group term amount, a tax "gross-up" of $1,079 on this excess amount, and $4,251 Company-paid 401(k) Plan match; Mr. Myers -- $724 Company-paid term life insurance premium in excess of $50,000 group term amount, a tax "gross-up" of $348 on this excess amount, and $3,446 Company-paid 401(k) Plan match; Mr. Stoll -- $733 Company-paid term life insurance premium in excess of $50,000 group term amount, a tax "gross-up" of $352 on this excess amount, and $3,402 Company-paid 401(k) Plan match; Mr. Stuart -- $697 Company-paid term life insurance premium in excess of $50,000 group term amount, a tax "gross-up" of $335 on this excess amount, and $3,339 Company-paid 401(k) Plan match; and Mr. Svuba -- $1,836 Company-paid term life insurance premium in excess of $50,000 group term amount, a tax "gross-up" of $882 on this excess amount and $3,331 Company-paid 401(k) Plan match.

    The following table sets forth the number of shares of restricted stock, which are subject to Stock Awards granted in 1998 for the 1998-2000 performance cycle under the 1994 Plan.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                                                                                                    ESTIMATED FUTURE
                                                                               PERFORMANCE OR           PAYOUTS
                                                                                    OTHER           UNDER NON-STOCK
                                                                    NUMBER      PERIOD UNTIL       PRICE-BASED PLANS
                                                                      OF        MATURATION OR   ------------------------
NAME                                                                SHARES         PAYOUT        THRESHOLD     MAXIMUM
----------------------------------------------------------------  -----------  ---------------  -----------  -----------
T.F. Steinbecker................................................       3,649        3 Years          3,649        7,298
G.L. Myers......................................................       1,434        3 Years          1,434        2,868
L.J. Stoll......................................................       1,469        3 Years          1,469        2,938
J.A. Stuart, Jr.................................................       1,406        3 Years          1,406        2,812
D.V. Svuba......................................................       1,455        3 Years          1,455        2,910

------------------------

(1) For each Stock Award, a Threshold Goal for each participant is established by applying a formula of 30 percent of base salary in the case of the President and 20 percent for all other officers. This product is then converted to a number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a Performance Cycle. At the end of a Performance Cycle, the Company's Total Shareholder Return will be compared to that of the peer group and the amount of a Stock Award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the Threshold Goal for a participant which is earned will range from (i) 0 percent (no payout) if the Company's percentile ranking of its Total Shareholder Return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its Total Shareholder Return is at the 80th percentile or greater.

    The following table shows estimated annual pension benefits payable to the named executive officers under the Company's non-contributory defined benefit pension plan (the "Pension Plan") and the Supplemental Executive Retirement
Plan:

                               PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$100,000.............................................  $   62,266  $   70,000  $   70,000  $   70,000  $   70,000
 150,000.............................................      79,928     105,000     105,000     105,000     105,000
 200,000.............................................      97,959     130,612     140,000     140,000     140,000
 250,000.............................................     113,709     151,612     175,000     175,000     175,000
 300,000.............................................     129,459     172,608     210,000     210,000     210,000

    Directors who are not employees of the Company are excluded from participating in the Pension Plan and Supplemental Executive Retirement Plan.

    Covered compensation is base salary plus cash bonus and includes substantially all compensation shown in the salary and bonus columns of the Summary Compensation Table. The pension benefits shown above assume retirement at age 65 in 1998 and that the retiree has elected a 50 percent qualified joint and survivor benefit and the spouse is age 63. The pension benefits shown above are not subject to any deduction for social security benefits received by employees or for any other offset amounts, except as noted in the next paragraph.

    The Supplemental Executive Retirement Plan provides executive officers of the Company a supplement to the benefits payable under the Pension Plan as limited by the Internal Revenue Code up to the amount, which when aggregated with payments made from the Pension Plan and Social Security benefits would equal a maximum of 70 percent of the benefit otherwise payable under the Pension Plan without the limitations of the Code calculated on the basis of the officer's final pay. Benefits are calculated at three percent per year of final pay to a maximum of 70 percent of final pay. Final pay is calculated as the monthly average of compensation paid during the highest thirty-six months out of the sixty months preceding termination of employment. Amounts awarded under the Officers' Annual Bonus Plan are included.

    The Supplemental Executive Retirement Plan also provides that in the event of a change in control of the Company generally defined as, subject to certain exceptions, the acquisition by an entity of 20 percent or more of the outstanding Common Stock of the Company, a change in the individuals who comprise the Board of Directors or approval by the shareholders of a merger of the Company or sale of substantially all of its assets, a participant will be credited with three additional years of service (subject to the 70 percent maximum). At December 31, 1998, Messrs. Steinbecker, Myers, Stoll, Stuart and Svuba had 24, 19, 24, 4 and 34 years, respectively, of service.

    Messrs. Steinbecker, Myers, Stoll, Stuart and Svuba have entered into employment contracts with the Company. All contracts were amended January 7, 1999, except Mr. Svuba's, establishing a new change of control definition and including the target bonus in the formula for base pay in the event of a change of control. If the merger with UtiliCorp United Inc. is approved by shareholders, this would constitute a change of control. Each contract contains a three-year term and automatically renews for annual renewable one-year terms unless terminated by either party prior to its expiration date, which termination in the case of the Company requires 30 months notice to the employee. The Company is required to pay each named executive officer his unpaid salary (plus provide standard benefits for a three-year period) for the remainder of a contract term if he is terminated from employment for any reason other than "for cause". In addition, the Company is also required to pay a "gross up" amount, equal to any Federal excise tax levied or deemed owed, to each individual if a payment under the contract triggers such an excise tax. Compensation in each case is a specified minimum generally at the salary level shown in the Summary Compensation Table and salary adjustments may be made at the discretion of the Board of Directors. Based on the contracts' terms, the required termination notice and the compensation currently payable under the existing employment contracts, the maximum amounts which would be presently payable in the event of termination to Messrs. Steinbecker, Myers, Stoll, Stuart and Svuba would be approximately $602,000, $352,000, $352,000, $392,000 and $339,000, respectively.
In addition, the above contracts provide for indemnification to the executive officers in the event of settlement of a claim or lawsuit against the executive arising out of the performance of his corporate duties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee"), composed of directors who are not current or former officers or employees of the Company, is responsible for making recommendations to the Board of Directors with respect to the Company's officer compensation programs. The Committee has retained the services of executive compensation consultants to provide professional assistance, data, and advice regarding pay practices at the Company. This report describes the basis on which 1998 compensation determinations and recommendations were made by the Committee concerning executive officers.

    Section 162(m) of the Code limits to $1,000,000 in a taxable year, the deduction publicly held companies may claim for compensation paid to certain executive officers, unless certain requirements are met. The Company has reviewed this provision and has determined that the Company is not affected by
Section 162(m) because no compensation paid to any officer currently approaches or is expected to approach $1,000,000 in the near term.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVE OF EXECUTIVE COMPENSATION PROGRAMS

    Each year, the Committee, in making compensation decisions and recommendations, and the Board of Directors, in approving base salaries, review the performance of the Company and compare it to specified internal and external performance standards. The Committee has developed the following general compensation guidelines which impart a philosophy that Company compensation should:

    - Provide variable compensation opportunities that are linked to the financial performance of the Company and that align executive compensation with the interests of shareholders.

    - Provide incentives to increase corporate performance and shareholder value relative to other companies.

    - Establish executive officer base pay levels, and incentive awards (from the annual and long-term plans) at the competitive market provided that performance objectives are achieved.

    - Provide a competitive total compensation package that is "at-risk" driven and enables the Company to attract and retain key executives.

1998 PERFORMANCE APPRAISAL AND BASE SALARY DETERMINATION

    In regard to the President's compensation, the Committee makes an evaluation in March within the framework of the Company's salary administration program and makes adjustments accordingly. This was the methodology used for the last fiscal year.

    The Committee examined the Company's mission statement and strategic plan to determine if the Company's objectives and goals were met for 1998. Such objectives and goals contained in the Company's strategic plan include items such as return on equity and increase in dividend rate. The Company's stock performance and earnings and expense control were also considered. The Committee also considered major challenges faced by the Company during 1998, as well as other subjective factors. Based on the President's performance and the factors outlined above, the Committee assigned a grade. The Committee did not assign a weight to any of the objectives, goals or other factors considered by the Committee when evaluating 1998 performance. Following this appraisal process, the Committee met with the President for discussion about the compensation of other officers.

CASH AWARDS FOR 1998

    The Committee also considered cash awards to the officers in accordance with the Officers' Annual Bonus Plan (the "Plan") approved by the Board of Directors in March 1998. Cash awards to officers of up to 25 percent in the case of the President and 20 percent for all other officers are earned if certain objective performance levels are attained. These performance levels are measured against two equally weighted performance criteria, return on equity as measured against a peer group of regional utilities and controllable expenses. The Plan also encompasses an objective ratepayer protection provision that compares the Company's residential electric rates to the same peer group of regional utilities. In addition, no award shall be made for a plan year in which the total dividends per share payable on the Common Stock are not equal to or greater than dividends per share for the prior plan year. The Committee examined the performance criteria in regard to the incentive award formula and made its awards accordingly. With respect to cash awards made for 1998, the Company met the maximum level for controllable expenses and the threshold level for return on equity. Further, the Company increased its Common Stock dividend rate per share during the year. Each award was then adjusted in accordance with the ratepayer protection factor contained in the Plan. This factor for 1998 was 1.05 which corresponds to the Company's second to the lowest ranking in the 94th percentile of residential rates as compared with the other regional companies. In regard to the President, this award equaled $47,408.

    Regional companies were selected because, for purposes of the Plan, the Company believes a smaller peer group comprised of utilities in the same region as the Company would better reflect the weather and economic conditions facing the Company, resulting in a more accurate basis on which to measure short-term performance. The Company believes that shareholders consider a broader array of utilities when making investment decisions. Accordingly, for purposes of the performance graph, the S&P 500 Index is utilized.

    The peer utility group consists of regional utilities comprised of: Ameren, Entergy Corp., CILCORP, Unicom, Empire District Electric, Illinova, Alliant, Kansas City Power & Light, MidAmerican Energy Holding Company, OGE Energy Corp., Central and Southwest, New Century Energies, UtiliCorp, and Western Resources.

    The Plan also allows the President and the Committee to award an additional cash bonus of up to 20 percent of the total of all cash awards given for a plan year to an officer or group of officers who have exhibited extraordinary performance for that year.

LONG-TERM INCENTIVE PLAN (LTIP)

    A new LTIP was adopted by the shareholders in 1998 replacing the former LTIP which was adopted in 1994. Two outstanding cycles remain under the 1994 plan. The LTIP establishes overlapping three-year performance cycles (the first cycle under the new plan running from January 1, 1999 to December 31, 2001, the second cycle from January 1, 2000 to December 31, 2002 and so on) with the stock awards granted on the first day of a performance cycle. These awards are not earned, however, until the Company's total shareholder return is measured against a peer utility group (the EEI 100 Index of Investor-Owned Electrics) and determined on the basis of its percentile ranking. The Company officers are currently the only group eligible to participate.

    For each stock award, a threshold goal for each participant is established by applying a formula of 30 percent of base salary in the case of the President and 20 percent for all other officers. This product is then converted to number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a performance cycle. At the end of a performance cycle, the Company's total shareholder return is compared to that of the peer group and the amount of a stock award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the threshold goal for a participant which is earned will range from (i) 0 percent (no payout) if the Company's percentile ranking of its total shareholder return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its total shareholder return is at the 80th percentile or greater.

    The Committee examined the Company's "Percentile Performance" for the three-year performance cycle ended December 31, 1998 under the old LTIP. It determined the Company's total shareholder return to be below the 50th percentile which equates to an earned restricted stock award for each officer of zero.

    In conclusion, the Committee believes that compensation approved by the Committee should be a reasonable and deductible expense of the Company. Further, the Committee affirms its commitment to the retention and recruitment of a highly motivated, competent officer team and its integral role in the success of the Company. The Committee believes that this commitment is being met and that the Company's compensation structure and benefits package are reasonable and serve the shareholder well.

                                          Respectfully submitted,

                                          The Compensation Committee:
                                          Deborah A. Beck
                                          James P. Carolus
                                          David W. Shinneman
                                          Gerald R. Sprong

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following line graph depicts information on total shareholder return* over the last five years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 AMOUNT ($)      SAJ      S&P 500    EEI 100
1993            $100.00    $100.00    $100.00
1994             104.66     101.32      88.43
1995             138.15     139.40     115.86
1996             127.14     167.64     117.25
1997             129.98     219.62     149.34
1998             138.56     278.20     170.09

                                                              1993       1994       1995       1996       1997       1998
                                                            ---------  ---------  ---------  ---------  ---------  ---------
SAJ.......................................................       100      104.66     138.15     127.14     129.98     138.56
S&P 500...................................................       100      101.32     139.40     167.64     219.62     278.20
EEI 100...................................................       100       88.43     115.86     117.25     149.34     170.09

*Assumes (i) $100 invested on December 31, 1993 in each of the Company's Common
 Stock, the S&P 500 Index, and EEI 100 Index and (ii) quarterly reinvestment of dividends.

                                   PROPOSAL 2
                            APPOINTMENT OF AUDITORS

    The firm of Arthur Andersen LLP has audited the accounts of the Company since 1945. The firm has been recommended by the Board of Directors to serve as independent auditors for the year 1999 following the favorable recommendation of the Audit Committee.

    A representative of Arthur Andersen LLP is expected to be present at the shareholders' meeting. Such representative may make a statement and is expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                             SHAREHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders, shareholder proposals must be received by the Company, 520 Francis Street, P. O. Box 998, St. Joseph, Missouri 64502-0998, Attention: Office of the Corporate Secretary, no later than December 10, 1999. In addition, the Company's Bylaws establish an advance notice procedure for shareholder proposals to be brought before the 2000 Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. The 2000 Annual Meeting of Shareholders is expected to be held on May 17, 2000. A shareholder proposal or nomination intended to be brought before the 2000 Annual Meeting of Shareholders must be received by the Secretary on or after January 2, 2000 and on or prior to March 2, 2000.

                                 OTHER MATTERS

    ANYONE OWNING COMMON STOCK OF THE COMPANY AT THE RECORD DATE FOR THIS MEETING OR WHO SHALL IN GOOD FAITH REPRESENT TO THE COMPANY THAT HE WAS A BENEFICIAL OWNER OF COMMON STOCK ON SUCH DATE MAY, UPON WRITTEN OR ORAL REQUEST, OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY DIRECTING SUCH REQUEST TO THE OFFICE OF THE SECRETARY, 520 FRANCIS STREET, P. O. BOX 998, ST. JOSEPH, MISSOURI 64502-0998 [TELEPHONE (816) 387-6434].

    The Company knows of no other matters to be brought before the meeting. The enclosed form of proxy gives the proxies named therein discretionary authority to vote on any other matters properly presented at the meeting or any adjournments thereof.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IN THE ENVELOPE PROVIDED.

                                           By Order of the Board of Directors:
                                                      GARY L. MYERS
                                                 Vice President, General
                                                   Counsel & Secretary

St. Joseph, Missouri
April 9, 1999

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PROXY                                                                     PROXY


                        ST. JOSEPH LIGHT & POWER COMPANY
                 FOR ANNUAL MEETING OF SHAREHOLDERS MAY 19, 1999
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints T. F. STEINBECKER, G. L. MYERS and
L. J. STOLL, and each of them, attorneys and proxies for the undersigned with full power of substitution to vote at the Annual Meeting of Shareholders of St. Joseph Light & Power Company on May 19, 1999 and any adjournments thereof all shares of Common Stock which the undersigned would be entitled to vote if personally present.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.


                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                      ST. JOSEPH LIGHT & POWER COMPANY
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE        For   Withhold   For All
FOR PROPOSALS 1 AND 2.                                 All      All     Except*

1. ELECTION OF DIRECTORS OF CLASS III (3-YEAR TERM     / /      / /       / /
   EXPIRING IN 2002).  NOMINEES: Ms. Deborah A Beck,
   Mr. Robert L. Simpson and Mr. Gerald R. Sprong.

   --------------------------------------------------
   *those nominee(s) written above.


2. The appointment of Arthur Andersen LLP as auditors   For   Against   Abstain
   for 1999.                                            / /     / /       / /

3. In their discretion with respect to such other matters as may properly come before such meeting or any adjournments thereof.

UNLESS A CONTRARY VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE THREE NOMINEES FOR DIRECTOR AND FOR THE LISTED PROPOSALS. ANY SHARES HELD IN THE AUTOMATIC DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN WILL BE VOTED BY THE PLAN NOMINEE IN THE SAME MANNER AS SHARES REGISTERED IN THE PARTICIPANT'S NAME.


Dated:____________________________________ , 1999

_________________________________________________
                 (Signature)

_________________________________________________
         (Signature, if held jointly)


Please sign exactly as your name appears on this card. For joint accounts each owner should sign. When signing as corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.